Exhibit 10.21

Description of Oral Agreement to Appoint an Independent Director, between Southeastern Grocers, Inc. and Millstreet Capital Management LLC

Following the initial public offering of Southeastern Grocers, Inc. (the “Company”), the Company’s board of directors (the “Board”) intends to expand the size of the Board to seven and appoint an additional independent director to be proposed by Millstreet Capital Management, one of the Company’s largest stockholders. The proposed independent director will be subject to the Board’s approval, not to be unreasonably withheld, based on the Board’s evaluation of the experience and qualifications of such person, as well as appropriate board composition. Together with the Company’s other directors, such director will be eligible for reelection at the Company’s first annual meeting of the Company’s stockholders following the initial public offering.